QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on January 21, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNITEDGLOBALCOM, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	4841	84-1602895
(State or Other Jurisdiction of Incorporation or Organization)	(Primary standard Industrial Classification Code Number)	(IRS Employer Identification Number)

UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael T. Fries
Chief Executive Officer
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 770-4001
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Garth B. Jensen, Esq.
Holme Roberts & Owen LLP
1700 Lincoln, Suite 4100
Denver, Colorado 80203
(303) 861-7000

                Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

                If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-111844

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Proposed Maximum Amount of Registration Fee(3)

Class A Common Stock, $0.01 par value per share	1,030,032	$6,180,192	$500

Rights to purchase shares of Class A common stock, $0.01 par value per share	1,030,032	(3)	(3)

(1)
This Registration Statement relates to the registrant's Registration Statement on Form S-3 (Registration No. 333-111844), as amended (the "Prior Registration Statement"), and covers 1,030,032 additional shares of Class A common stock, par value $0.01 per share of the registrant (the "Class A Common Stock"), and 1,030,032 additional rights to purchase shares of Class A Common Stock of the registrant to be issued in connection with the distribution to the registrant's stockholders of .28 subscription rights for each share of its common stock. The Prior Registration Statement registered 82,169,968 shares of Class A Common Stock and 82,169,968 rights to purchase shares of Class A Common Stock as well as other securities.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(e) and Rule 457(o).

(3)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities being offered pursuant thereto.

EXPLANATORY NOTE

        This Registration Statement is being filed by UnitedGlobalCom, Inc., or "United," pursuant to General Instruction IV. of Form S-3 and Rule 462(b) under the Securities Act of 1933, as amended, to register an additional 1,030,032 shares of Class A common stock, par value $0.01 per share of United, or the "Class A Common Stock," and an additional 1,030,032 rights to purchase shares of Class A Common Stock in connection with United's distribution to its holders of its common stock of .28 subscription rights for each share of United's common stock outstanding as of the close of business on Wednesday, January 21, 2004, referred to herein as the "Rights Offering."

        United previously registered a total of 82,169,968 shares of its Class A Common Stock and 82,169,968 rights to purchase shares of Class A Common Stock in connection with the Rights Offering by means of a currently effective Registration Statement on Form S-3, as amended (Registration No. 333-111844), which was declared effective by the Securities and Exchange Commission on Tuesday, January 20, 2004. The total number of shares of Class A Common Stock to be issued pursuant to the Rights Offering is expected to be not more than 83,200,000 and the total number of rights to purchase shares of Class A Common Stock is expected to be not more than 83,200,000.

INCORPORATION BY REFERENCE

        United hereby incorporates by reference the contents of its Registration Statement on Form S-3, as amended (Registration No. 333-111844) including each of the documents filed with and incorporated by reference or deemed to be incorporated by reference therein and all exhibits and schedules thereto.

I-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 21, 2004.

UNITEDGLOBALCOM, INC.
January 21, 2004	By:	/s/ MICHAEL T. FRIES Michael T. Fries, President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

January 21, 2004	* Gene W. Schneider, Chairman and Director
January 21, 2004	* Robert R. Bennett, Director
January 21, 2004	* John P. Cole, Jr., Director
January 21, 2004	/s/ VALERIE L. COVER Valerie L. Cover, Vice President and Controller
January 21, 2004	Paul A. Gould, Director
January 21, 2004	* John W. Dick, Director
January 21, 2004	/s/ MICHAEL T. FRIES Michael T. Fries, President, Chief Executive Officer and Director
January 21, 2004	* Gary S. Howard, Director
David B. Koff, Director
January 21, 2004	* John C. Malone, Director

January 21, 2004	* Mark L. Schneider, Director
January 21, 2004	* Frederick G. Westerman III, Chief Financial Officer
*By:	/s/ MICHAEL T. FRIES Michael T. Fries, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Holme Roberts & Owen LLP regarding the legality of the rights and common stock being registered.(1)
23.1	Independent Auditors' Consent – KPMG LLP.
23.2	The consent of Holme Roberts & Owen LLP is included as part of Exhibit 5.1.
24.1	Power of Attorney.(2)

(1)
Previously filed in connection with the Registrant's Registration Statement on Form S-3 dated January 20, 2004 (Registration No. 333-111844).

(2)
Previously filed in connection with the Registrant's Registration Statement on Form S-3 dated January 12, 2004 (Registration No. 333-111844).

QuickLinks

EXPLANATORY NOTE
INCORPORATION BY REFERENCE
SIGNATURES
EXHIBIT INDEX